                                                                     EXHIBIT 4.2

                                                                  EXECUTION COPY

                    FREMONT MORTGAGE SECURITIES CORPORATION,

                                  as Purchaser

                                       and

                           FREMONT INVESTMENT & LOAN,

                                  as Originator

                        MORTGAGE LOAN PURCHASE AGREEMENT

                           Dated as of August 1, 2004

                  Fixed-Rate and Adjustable-Rate Mortgage Loans

                         Fremont Home Loan Trust 2004-C,
                   Mortgage-Backed Certificates, Series 2004-C

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                                TABLE OF CONTENTS

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
                                 ARTICLE I DEFINITIONS AND SCHEDULES

Section 1.01.  Definitions...........................................................................      1

                    ARTICLE II SALE OF MORTGAGE LOANS; PAYMENT OF PURCHASE PRICE

Section 2.01.  Sale of Mortgage Loans................................................................      1
Section 2.02.  Obligations of the Originator Upon Sale...............................................      2
Section 2.03.  Payment of Purchase Price for the Mortgage Loans......................................      3

                   ARTICLE III REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

Section 3.01.  Originator's Representations and Warranties Relating to the Mortgage Loans............      3
Section 3.02.  Additional Originator's Representations and Warranties................................      3
Section 3.03.  Remedies for Breach of Representations and Warranties.................................      6

                                  ARTICLE IV ORIGINATOR'S COVENANTS

Section 4.01.  Covenants of the Originator...........................................................      9

                    ARTICLE V INDEMNIFICATION WITH RESPECT TO THE MORTGAGE LOANS

Section 5.01.  Indemnification.......................................................................      9

                                       ARTICLE VI TERMINATION

Section 6.01.  Termination...........................................................................     10

                                ARTICLE VII MISCELLANEOUS PROVISIONS

Section 7.01.  Amendment.............................................................................     10
Section 7.02.  Governing Law.........................................................................     10
Section 7.03.  Notices...............................................................................     10
Section 7.04.  Severability of Provisions............................................................     11
Section 7.05.  Counterparts..........................................................................     11
Section 7.06.  Further Agreements....................................................................     11
Section 7.07.  Intention of the Parties..............................................................     12
Section 7.08.  Successors and Assigns:  Assignment of Purchase Agreement.............................     13
Section 7.09.  Survival..............................................................................     13
Section 7.10.  Third Party Beneficiaries.............................................................     13
Section 7.11.  Confidentiality.......................................................................     13
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                                       i
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Exhibit A:   Representations and Warranties Relating to the Mortgage Loans

Exhibit B:   Appendix E of the Standard & Poor's Glossary for File Format for
             LEVELS(R) Version 5.6 Revised

Schedule A:  Mortgage Loan Schedule

      THIS MORTGAGE LOAN PURCHASE AGREEMENT, dated as of August 1, 2004 (the "Agreement"), is made and entered into between Fremont Investment & Loan (the "Originator" or "Fremont") and Fremont Mortgage Securities Corporation (the "Purchaser").

                               W I T N E S S E T H

      WHEREAS, the Originator is the owner of the notes or other evidence of indebtedness (collectively, the "Mortgage Notes") so indicated on Schedule A attached hereto and the other documents or instruments constituting the Mortgage File (collectively, the "Mortgage Loans"); and

      WHEREAS, the Originator, as of the date hereof, owns the mortgages (collectively, the "Mortgages") on the properties (collectively, the "Mortgaged Properties") securing the Mortgage Loans, including rights to (a) any property acquired by foreclosure or deed in lieu of foreclosure or otherwise and (b) the proceeds of any insurance policies covering such Mortgage Loans or the related Mortgaged Properties or the obligors on such Mortgage Loans; and

      WHEREAS, the parties hereto desire that the Originator sell the Mortgage Loans to the Purchaser pursuant to the terms of this Agreement; and

      WHEREAS, pursuant to the terms of that certain Pooling and Servicing Agreement dated as of August 1, 2004 (the "Pooling and Servicing Agreement") among the Purchaser, as depositor, Fremont, as originator and servicer, HSBC Bank USA, National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as master servicer (in such capacity, the "Master Servicer") and trust administrator (in such capacity, the "Trust Administrator"), the Purchaser will convey the Mortgage Loans to Fremont Home Loan Trust 2004-C (the "Trust").

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                            DEFINITIONS AND SCHEDULES

      Section 1.01. Definitions.

      Any capitalized term used but not defined herein and below shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

                                   ARTICLE II

                SALE OF MORTGAGE LOANS; PAYMENT OF PURCHASE PRICE

      Section 2.01. Sale of Mortgage Loans.

      The Originator, concurrently with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over, and otherwise convey to the Purchaser, without recourse,

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(i) all of its right, title and interest in and to each of the Mortgage Loans, including the related principal balance of such Mortgage Loan as of the Cut-off Date (the "Cut-off Date Principal Balance") and interest and principal received on or with respect thereto after the Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the Cut-off Date; (ii) property which secured such Mortgage Loan and which has been acquired by foreclosure, deed in lieu of foreclosure or otherwise; (iii) its interest in any insurance policies in respect of the Mortgage Loans; (iv) all of its right, title and interest in and to the Certificate Cap Agreements; and (v) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property.

      Section 2.02. Obligations of the Originator Upon Sale.

      In connection with the transfer pursuant to Section 2.01 hereof, the Originator further agrees, at its own expense, on or prior to the Closing Date or as otherwise indicated in this Section 2.02, (a) to indicate in its books, records and computer systems that the Mortgage Loans have been sold to the Purchaser pursuant to this Agreement, (b) to deliver to the Purchaser and the Trustee a computer file containing a true and complete list of all such Mortgage Loans specifying for each Mortgage Loan, as of the Cut-off Date, (i) its account number and (ii) the Cut-off Date Principal Balance and such file, which forms a part of Schedule I to the Pooling and Servicing Agreement, shall also be marked as Schedule A to this Agreement and is hereby incorporated into and made a part of this Agreement and (c) for each Mortgage Loan that is not a MERS Mortgage Loan, to execute an Assignment of Mortgage in blank for each Mortgage Loan.

      In connection with such conveyance by the Originator, the Originator shall on behalf of the Purchaser deliver to, and deposit with the Trust Administrator, as custodian on behalf of the Trustee, as assignee of the Purchaser, the Mortgage Files relating to the Mortgage Loans on or before the Closing Date in the manner set forth in Section 2.01 of the Pooling and Servicing Agreement.

      The Purchaser hereby acknowledges its acceptance of all right, title and interest to the Mortgage Loans and other property, now existing or hereafter created, conveyed to it pursuant to Section 2.01 hereof.

      The parties hereto intend that the transaction set forth herein be a non-recourse sale by the Originator to the Purchaser of all of the Originator's right, title and interest in and to the Mortgage Loans and other property described above. Nonetheless, in the event the transaction set forth herein is deemed not to be a sale, the Originator hereby grants to the Purchaser a security interest in all of the Originator's right, title and interest in, to and under the Mortgage Loans and other property described above, whether now existing or hereafter created, to secure all of the Originator's obligations hereunder, and this Agreement shall constitute a security agreement under applicable law. The Originator and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

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      Section 2.03. Payment of Purchase Price for the Mortgage Loans.

      In consideration of the sale of the Mortgage Loans from the Originator to the Purchaser on the Closing Date, the Purchaser agrees to pay to the Originator on the Closing Date by transfer of immediately available funds, an amount equal to the gross proceeds received from the sale of the Offered Certificates and to transfer to the Originator or its designee on the Closing Date the Class C, P and R Certificates (collectively, the "Purchase Price"). The Originator shall pay, and be billed directly for, all reasonable expenses incurred by the Purchaser in connection with the issuance of the Certificates, including, without limitation, printing fees incurred in connection with the prospectus relating to the Certificates, fees and expenses of Purchaser's counsel, fees of the rating agencies requested to rate the Certificates, accountant's fees and expenses and the fees and expenses of the Trustee and the Trust Administrator and other out-of-pocket costs, if any.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

      Section 3.01. Originator's Representations and Warranties Relating to the Mortgage Loans.

      The Originator represents and warrants to the Purchaser the representations and warranties set forth in Exhibit A attached hereto with respect to each Mortgage Loan as of the Closing Date (or as of such date specifically provided therein).

      Section 3.02. Additional Originator's Representations and Warranties.

      The Originator represents, warrants and covenants to the Purchaser as of the Closing Date (or as of such other date specifically provided herein) that:

      (a) The Originator is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has

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been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

      (b) Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and by the Pooling and Servicing Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Originator's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Originator or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

      (c) The Originator does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Originator is solvent and the sale of the Mortgage Loans will not cause the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Originator's creditors;

      (d) Immediately prior to the delivery of each Mortgage Loan, the Originator was the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, in the event that it retains record title, it shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser or its assignee as the owner thereof and only for the purpose of servicing and supervising the servicing of each such Mortgage Loan;

      (e) There is no action, suit, proceeding or investigation pending or, to the best of the Originator's knowledge, threatened against the Originator, before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) which, either in any one instance or in the aggregate, is likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Originator, or in any material impairment of the right or ability of the Originator to carry on its business substantially as now conducted, or in any material liability on the part of the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Originator contemplated herein, or which would be likely to impair materially the ability of the Originator to perform under the terms of this Agreement, (iv) relating to fraud, or (v) relating to predatory lending, or the Originator's origination, servicing or closing practices which is likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Originator.

      (f) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency is required for the execution, delivery and performance by the Originator of or compliance by the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Trustee or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

      (g) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Originator, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

      (h) Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by the Originator pursuant to this Agreement or any Transaction Agreement or in connection with the transactions contemplated hereby contains or will contain any material untrue statement of fact;

      (i) The Originator, as Servicer, has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Originator is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, and is in good standing to enforce, originate, sell mortgage loans, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

      (j) The Originator is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

      (k) The Mortgage Loans were not intentionally selected from among the outstanding one- to four-family mortgage loans in the Originator's portfolio at the Closing Date as to which the representations and warranties set forth in Exhibit A could not be made;

      (l) The Originator has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Originator and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto or as required by the Originator's regulator. There has been no change in the business, operations, financial condition, properties or assets of the Originator since the date of the Originator's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

      (m) The Originator has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Originator and the Originator has determined

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that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

      (n) The consideration received by the Originator upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

      (o) The Originator's decision to purchase or originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Originator's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

      (p) The Originator makes the following additional representations and warranties:

            (i) This Agreement conforms to all statutory and regulatory requirements applicable to the Originator. This Agreement is (a) executed contemporaneously with the agreement reached by the Originator and the Purchaser, (b) approved by a specific corporate or banking association resolution by the board of directors of the Originator, which approval shall be reflected in the minutes of said board, and (c) continuously, from the time of its execution, an official record of the Originator;

            (ii) This Agreement has been duly and validly authorized by a specific corporate or banking association resolution by the board of directors of the Originator. A copy of such resolution, certified by the corporate secretary of the Originator or attested to by a vice president or higher officer of the Originator has been provided to the Purchaser; and

            (iii) The Originator will maintain a copy of this Agreement in its official books and records.

      Section 3.03. Remedies for Breach of Representations and Warranties.

      It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and the Trustee, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination or lack of examination of any Mortgage File. With respect to the representations and warranties contained herein that are made to the knowledge or the best knowledge of the Originator or as to which the Originator has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the value of the Mortgage Loan or Loans, or the interest therein of the Purchaser or the Purchaser's assignee, designee or transferee, then notwithstanding such lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty. Upon discovery by the Originator, the Servicer, the Master Servicer, the Trust Administrator, the Trustee or the Purchaser of a breach of any of the foregoing representations and warranties that

                                       6
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materially and adversely affects the value of any Mortgage Loan or the interest of the Purchaser or the Trustee (or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser or the Trustee in such Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other parties.

      Within 60 days of the earlier of either discovery by or notice to the Originator of any breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the interest of the Purchaser, the Class IA insurer or the Trustee in such Mortgage Loan, the Originator shall use its best efforts promptly to cure such breach in all material respects. If such breach is not so cured, the Originator shall, (i) if such 60-day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a "Deleted Mortgage Loan") from the Trust Fund and substitute in its place a Qualified Substitute Mortgage Loan or Loans, in the manner and subject to the conditions set forth in this Section and the Pooling and Servicing Agreement; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth in this Section and in the Pooling and Servicing Agreement; provided, however, that any such substitution pursuant to (i) above shall not be effected prior to the delivery to the Trustee and the Trust Administrator of an Opinion of Counsel required by Section 2.04 of the Pooling and Servicing Agreement, if any. The Originator shall promptly reimburse the Trustee, the Master Servicer and the Trust Administrator for any actual out-of-pocket expenses reasonably incurred by the Trustee, the Master Servicer and the Trust Administrator in respect of enforcing the remedies for such breach.

      At the time of substitution or repurchase of any deficient Mortgage Loan, the Purchaser and Originator shall arrange for the reassignment of the deficient or repurchased Mortgage Loan to the Originator, including delivery to the Trustee of a Request for Release substantially relating to the Deleted Mortgage Loan, and the delivery to the Originator of any documents held by the Trustee relating to the deficient or repurchased Mortgage Loan. In the event the Purchase Price is deposited in the Collection Account, the Originator shall, simultaneously with such deposit, give written notice to the Purchaser that such deposit has taken place. Upon such repurchase, the Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement and, if applicable, the substitution of the applicable Qualified Substitute Mortgage Loan or Loans.

      If pursuant to this Section 3.03 the Originator repurchases or substitutes a Mortgage Loan that is a MERS Mortgage Loan, the Originator shall, at the Originator's expense, either (i) cause MERS to execute and deliver an Assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Originator and shall cause such Mortgage to be removed from registration on the MERS(R) System in accordance with MERS' rules and regulations or (ii) cause MERS to designate on the MERS(R) System the Originator as the beneficial holder of such Mortgage Loan.

      As to any Deleted Mortgage Loan for which the Originator substitutes a Qualified Substitute Mortgage Loan or Loans, the Originator shall effect such substitution by delivering to the Purchaser or its designee for such Qualified Substitute Mortgage Loan or Loans the

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Mortgage File and such other documents and agreements as are required by the
Pooling and Servicing Agreement, with the Mortgage Note endorsed as required therein. No substitution is permitted to be made in any calendar month after the Determination Date for such month.

      The amount, if any, by which (x) the aggregate principal balance of all such Qualified Substitute Mortgage Loans as of the date of substitution is less than (y) the sum of the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of the scheduled principal portion of the monthly payments due in the month of substitution) (the "Substitution Adjustment Amount") plus an amount equal to the aggregate of any unreimbursed Advances with respect to such Deleted Mortgage Loans shall be deposited in the Collection Account by the Originator on or before the Business Day immediately preceding the Distribution Date in the month succeeding the calendar month during which the Originator became obligated hereunder to repurchase or replace the related Mortgage Loan. Upon any such substitution and the deposit to the Collection Account of any required Substitution Adjustment Amount, the Trustee or the custodian, as applicable, shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan and shall execute and deliver at the Originator's direction such instruments of transfer or assignment prepared by the Originator, in each case without recourse, as shall be necessary to transfer title to the Originator, or its designee, of the Trustee's interest in any Deleted Mortgage Loan substituted pursuant to this
Section 3.03. Upon such substitution, the Qualified Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects, and the Originator shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Subsections 3.01 and 3.02 hereof.

      One or more mortgage loans may be substituted for one or more Deleted Mortgage Loans. The determination of whether a mortgage loan is a Qualified Substitute Mortgage Loan may be satisfied on an individual basis. Alternatively, if more than one mortgage loan is to be substituted for one or more Deleted Mortgage Loans, the characteristics of such mortgage loans and Deleted Mortgage Loans shall be aggregated or calculated on a weighted average basis, as applicable, in determining whether such mortgage loans are Qualified Substitute Mortgage Loans.

      In the event that the Originator shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited in the Collection Account on or before the Business Day immediately preceding the Distribution Date in the month following the month during which the Originator became obligated hereunder to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price and receipt of a Request for Release in the form of Exhibit J to the Pooling and Servicing Agreement, the Trustee or the custodian, as applicable, shall release the related Mortgage File held for the benefit of the Certificateholders to the Originator or its designee, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title to the Originator or its designee of the Trustee's interest in such Mortgage Loan.

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

      It is understood and agreed that the representations and warranties set forth in Section 3.01 shall survive delivery of the respective Mortgage Files to the Trustee on behalf of the Purchaser.

      It is understood and agreed that the obligations of the Originator set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan and to indemnify the Purchaser as provided in Section 5.01 constitute the sole remedies of the Purchaser respecting a missing or defective document or a breach of the representations and warranties contained in Section 3.01.

                                   ARTICLE IV

                             ORIGINATOR'S COVENANTS

      Section 4.01. Covenants of the Originator.

      The Originator hereby covenants that except for the transfer hereunder, it will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Mortgage Loan, or any interest therein; it will notify the Trustee, as assignee of the Purchaser, of the existence of any Lien on any Mortgage Loan immediately upon discovery thereof; and it will defend the right, title and interest of the Trustee, as assignee of the Purchaser, in, to and under the Mortgage Loans, against all claims of third parties claiming through or under the Originator; provided, however, that nothing in this Section 4.01 shall prevent or be deemed to prohibit the Originator from suffering to exist upon any of the Mortgage Loans any Liens for municipal or other local taxes and other governmental charges if such taxes or governmental charges shall not at the time be due and payable or if the Originator shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

                                   ARTICLE V

               INDEMNIFICATION WITH RESPECT TO THE MORTGAGE LOANS

      Section 5.01. Indemnification.

      (a) The Originator agrees to indemnify and to hold the Purchaser, each of its officers and directors and each person or entity who controls the Purchaser or such person, the Trustee and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser or any such person or entity and any Certificateholder may sustain in any way (i) related to the failure of the Originator to perform its duties in compliance with the terms of this Agreement, (ii) arising from a breach by the Originator of its representations and warranties in Section 3.01 or (iii) related to the origination or prior servicing of the Mortgage Loans by reason of any acts, omissions, or alleged acts or omissions of the Originator or any servicer. The Originator shall promptly notify the Purchaser and the Trustee if a claim is made by a third party with respect to this Agreement. The Originator shall assume the defense of any such claim and

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pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Purchaser or any such person or entity and/or the Trustee or any Certificateholder in respect of such claim.

                                   ARTICLE VI

                                   TERMINATION

      Section 6.01. Termination.

      The respective obligations and responsibilities of the Originator and the Purchaser created hereby shall terminate, except for the Originator's indemnity obligations as provided herein, upon the termination of the Trust as provided in
Article IX of the Pooling and Servicing Agreement.

                                  ARTICLE VII

                            MISCELLANEOUS PROVISIONS

      Section 7.01. Amendment.

      This Agreement may be amended from time to time by the Originator and the Purchaser by written agreement signed by the parties hereto.

      Section 7.02. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws (without regard to its material conflict of laws rules).

      Section 7.03. Notices.

      All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

            if to the Originator:

            Fremont Investment & Loan
            175 North Riverview Drive
            Anaheim, California 92808
            Attention:  Senior Vice President - Finance

            with a copy to:

            Fremont General Corporation
            2020 Santa Monica Boulevard
            Santa Monica, California 90404

            Attention:  General Counsel

or such other address as may hereafter be furnished to the Purchaser in writing by the Originator.

            if to the Purchaser:

            Fremont Mortgage Securities Corporation
            175 North Riverview Drive
            Anaheim, California 92808
            Attention:  Senior Vice President - Treasurer

            with a copy to:

            Fremont General Corporation
            2020 Santa Monica Boulevard
            Santa Monica, California 90404
            Attention:  General Counsel

or such other address as may hereafter be furnished to Fremont in writing by the Purchaser.

      Section 7.04. Severability of Provisions.

      If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

      Section 7.05. Counterparts.

      This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, which may be transmitted by telecopier each of which, when so executed, shall be deemed to be an original and such counterparts, together, shall constitute one and the same agreement.

      Section 7.06. Further Agreements.

      The parties hereto each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or reasonable and appropriate to effectuate the purposes of this Agreement or in connection with the issuance of any Series of Certificates representing interests in the Mortgage Loans.

      Without limiting the generality of the foregoing, as a further inducement for the Purchaser to purchase the Mortgage Loans from the Originator, the Originator will cooperate with the Purchaser in connection with the sale of any of the securities representing interests in the Mortgage Loans. In that connection, the Originator will provide to the Purchaser any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request and will provide to the Purchaser such additional representations and warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Originator as are reasonably required in connection with such transactions and the offering of investment grade securities rated by the Rating Agencies.

      Without limiting the foregoing, the Originator agrees to deliver to the Purchaser the following documents and opinions in connection with the issuance of the Fremont Home Loan Trust 2004-C, Mortgage-Backed Certificates, Series 2004-C (the "Certificates") on or before the Closing Date:

            1. one or more opinions of counsel addressed to the Purchaser, and to any Person designated by the Purchaser, in a form reasonably acceptable to the Purchaser, from counsel to the Originator as to due incorporation and good standing, due authorization, execution and delivery by Fremont of related agreements for which Fremont is a signatory; the enforceability of such documents by Fremont; and other corporate matters;

            2. an opinion of counsel to the Originator, addressed to the Purchaser, and to any Person designated by the Purchaser, in a form acceptable to the Purchaser, addressing the characterization of the transfer of the Mortgage Loans from the Originator to the Purchaser;

            3. an indemnification agreement executed by and among Fremont, Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, Goldman, Sachs & Co., Greenwich Capital Markets, Inc. and Lehman Brothers Inc. for losses as a result of material misstatements and omissions in the information provided by or on behalf of the parties thereto and their affiliates for inclusion in the prospectus supplement or any other offering document relating to the Certificates; and

            4. a statement rendered by counsel for Fremont to the Purchaser and the Underwriters as to the lack of material misstatements and omissions in the information provided by Fremont for inclusion in the prospectus supplement or any other offering document relating to the Certificates.

      In addition, the Originator shall sign the certification for the benefit of Wells Fargo Bank, N.A., relating to the Form 10-K relating to the Trust to be filed on or before March 31, 2005. The Originator shall execute the Pooling and Servicing Agreement in its capacity as originator and servicer and will make the representations and warranties set forth in Sections 3.01 and 3.02 herein to the Trustee in the Pooling and Servicing Agreement.

      Section 7.07. Intention of the Parties.

      It is the intention of the parties that the Purchaser is purchasing, and the Originator is selling, the Mortgage Loans rather than pledging such Mortgage Loans to secure a loan by the Purchaser to the Originator. Accordingly, the parties hereto each intend to treat the transaction as a sale by the Originator, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser will have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which will affect the federal income tax consequences of owning the Mortgage Loans and the Originator will cooperate with all reasonable requests made by the Purchaser in the course of such review.

      Section 7.08. Successors and Assigns: Assignment of Purchase Agreement.

      This Agreement shall bind and inure to the benefit of and be enforceable by the Originator, the Purchaser and the Trustee. The obligations of the Originator under this Agreement cannot be assigned or delegated to a third party without the consent of the Purchaser which consent shall be at the Purchaser's sole discretion, except that the Purchaser acknowledges and agrees that the Originator may assign its obligations hereunder to any Person into which the Originator is merged or any corporation resulting from any merger, conversion or consolidation to which the Originator is a party or any Person succeeding to the business of the Originator. The parties hereto acknowledge that the Purchaser is acquiring the Mortgage Loans for the purpose of contributing them to a trust that will issue a Series of Certificates representing undivided interests in such Mortgage Loans. As an inducement to the Purchaser to purchase the Mortgage Loans, the Originator acknowledges and consents to the assignment by the Purchaser directly or indirectly through an affiliate to the Trustee of all of the Purchaser's rights against the Originator pursuant to this Agreement insofar as such rights relate to Mortgage Loans transferred to the Trustee and to the enforcement or exercise of any right or remedy against the Originator pursuant to this Agreement by the Trustee. Such enforcement of a right or remedy by the Trustee shall have the same force and effect as if the right or remedy had been enforced or exercised by the Purchaser directly.

      Section 7.09. Survival.

      The representations and warranties set forth in Sections 3.01 and 3.02 and the provisions of Article V hereof shall survive the purchase of the Mortgage Loans hereunder.

      Section 7.10. Third Party Beneficiaries.

      The Trustee and the Trust Administrator are the intended third-party beneficiaries of this Agreement.

      Section 7.11. Confidentiality.

      The parties hereto understand and agree that personal information relating to the borrowers under the Mortgage Loans subject of this Agreement, including, names, addresses, social security numbers and/or other identifying information (collectively, the "Borrower Information") is confidential, and the Purchaser, and each person that acquires an interest in the Mortgage Loans through the Purchaser, agrees to hold such Borrower Information confidential and not to divulge such information to anyone except (a) to the extent required by law or judicial order or to enforce its rights or remedies under any agreements executed in connection with the sale contemplated hereunder or any agreements executed in connection with the securitization of the Mortgage Loans, (b) to the extent such information enters into the public domain other than through the wrongful act of the Purchaser or any person that acquires an interest in the Mortgage Loans through the Purchaser or (c) as is necessary in working with legal counsel, auditors, agents, rating agencies, taxing authorities or other governmental agencies.

      IN WITNESS WHEREOF, the Originator and the Purchaser have caused their names to be signed to this Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

                                     FREMONT MORTGAGE SECURITIES CORPORATION,
                                         as Purchaser

                                     By: /s/ Jeff Crusinberry
                                         ------------------------------------
                                         Name:  Jeff Crusinberry
                                         Title:  VP

                                     FREMONT INVESTMENT & LOAN,
                                         as Originator

                                     By: /s/ Jeff Crusinberry
                                         ------------------------------------
                                         Name:  Jeff Crusinberry
                                         Title:  SVP

STATE OF CALIFORNIA  )
                     ) ss.:
COUNTY OF ORANGE     )

      On the 30th day of August, 2004 before me, a Notary Public in and for said State, personally appeared Jeff Crusinberry, known to me to be a Vice President of FREMONT MORTGAGE SECURITIES CORPORATION, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Elisa B. Avina
------------------------
Notary Public

STATE OF CALIFORNIA  )
                     ) ss.:
COUNTY OF ORANGE     )

      On the 30th day of August, 2004 before me, a Notary Public in and for said State, personally appeared Jeff Crusinberry, known to me to be a Sr. Vice President of FREMONT INVESTMENT & LOAN, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Elisa B. Avina
-----------------------
Notary Public

                                    EXHIBIT A

          Representations and Warranties Relating to the Mortgage Loans

      I. The Originator hereby represents and warrants to the Purchaser, with respect to each Mortgage Loan that is a Mortgage Loan as of the Closing Date (or in the case of certain specified representations and warranties, as of the Cut-off Date) or as of such other date specifically provided herein (except that with respect to any Qualified Substitute Mortgage Loan such representations and warranties shall be as of the date of substitution and made by the Originator), that:

      (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct in all material respects as of the Cut-off Date;

      (b) Payments Current. As of the Cut-off Date, other than with respect to not more than 1.00% of the Mortgage Loans, all payments required to be made up to the Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet one month delinquent, have been made and credited. No payment required under the Mortgage Loan is one month or more delinquent nor has any payment under the Mortgage Loan been delinquent for more than one month at any time since the origination of the Mortgage Loan;

      (c) No Outstanding Charges. As of the Cut-off Date, other than with respect to not more than 1.00% of the Mortgage Loans, and except for payment defaults of less than one month, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Originator has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the Due Date of the first installment of principal and interest;

      (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan Schedule. No Mortgage Loan has been modified so as to restructure the payment obligations or re-age the Mortgage Loan. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan Schedule;

      (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

      (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect. All individual insurance policies contain a standard mortgagee clause naming the Originator and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Originator has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Originator;

      (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, all predatory and abusive lending laws or unfair and deceptive practices laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with; the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Originator shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

      (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Originator has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Originator waived any default resulting from any action or inaction by the Mortgagor;

      (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

      (j) Valid First. Each Mortgage is a valid and subsisting first lien of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject only to:

            (i) the lien of current real property taxes and assessments not yet due and payable;

            (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (A) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the

      Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Originator has full right to sell and assign the same to Purchaser;

      (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Penalties), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered a proceeding in equity or a law). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, gross negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Originator has reviewed all of the documents constituting the Servicing File;

      (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

      (m) Ownership. Immediately prior to the sale of the Mortgage Loan hereunder on the Closing Date, the Originator is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Originator will retain the Mortgage Files or any part thereof not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Originator has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage

Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Originator intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Originator will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Originator will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

      (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, or (B) qualified to do business in such state, or
(C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (iii) not doing business in such state;

      (o) LTV. No Mortgage Loan was originated with an LTV greater than 100%;

      (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, and each such title insurance policy is issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (i), (ii) and
(iii) of paragraph (j) above, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Originator, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims are pending under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Originator, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Originator;

      (q) No Defaults. As of the Cut-off Date, other than with respect to not more than 3.25% of the Group II Mortgage Loans that are 30-59 days delinquent, and other than payment delinquencies of less than one month, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and as of the Closing Date neither the Originator nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

      (r) No Mechanics' Liens. As of the date of origination and to the best of the Originator's knowledge as of the Closing Date, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

      (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

      (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan (other than a Mortgage Loan that does not provide for payment of principal for a period of twenty-four to thirty-six months after the date of origination (such Mortgage Loan, an "Interest Only Mortgage Loan")) commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Mortgage Interest Rate Cap are as set forth on the Mortgage Loan Schedule. With respect to any Mortgage Loan other than an Interest Only Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Mortgage Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. None of the Mortgage Loans allows for conversion of the interest rate thereon from an adjustable rate to a fixed rate. No Mortgage Loan is a simple interest mortgage loan;

      (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

      (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect as of the date of origination of such Mortgage Loan (as described in the Prospectus Supplement). The Mortgage Note and Mortgage are on forms generally acceptable to Freddie Mac or Fannie Mae and the Originator has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

      (w) Occupancy of the Mortgaged Property. As of the Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

      (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

      (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a reconveyance of the deed of trust or a trustee's sale after default by the Mortgagor;

      (z) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is acceptable to Originator and underwritten in accordance with the Underwriting Guidelines;

      (aa) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Originator is not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

      (bb) Due-On-Sale. The Mortgage contains an enforceable provision (except as such enforcement may be effected by bankruptcy and insolvency laws or by general principals of equity) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Originator's knowledge, such provision is enforceable;

      (cc) Assumability. None of the Mortgage Loans are, by their terms, assumable;

      (dd) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Originator, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

      (ee) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

      (ff) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to the best of the Originator's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, the Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is inhabitable under applicable state and local laws;

      (gg) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Originator with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Originator and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Originator have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Originator executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the

Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

      (hh) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

      (ii) No Violation of Environmental Laws. To the best of the Originator's knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of the Originator's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

      (jj) Servicemembers Civil Relief Act. The Mortgagor has not notified the Originator, and the Originator has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

      (kk) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the related originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

      (ll) Disclosure Materials. The Mortgagor has received all disclosure materials required by, and the Originator has complied with, all applicable law with respect to the making of the Mortgage Loans;

      (mm) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

      (nn) Value of Mortgaged Property. The Originator has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans originated to the same Underwriting Guidelines held by the Originator generally secured by properties in the same geographic area as the related Mortgaged Property;

      (oo) No Defense to Insurance Coverage. The Originator has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Originator on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

      (pp) Escrow Analysis. With respect to each Mortgage with an Escrow Account, the Originator has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

      (qq) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices and the Originator has reported or caused to be reported, the Mortgagor credit files to each of the three primary credit repositories monthly in a timely manner;

      (rr) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (i) the lessor under the lease holds a fee simple interest in the land; (ii) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (iii) the terms of such lease do not (A) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (B) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (C) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (D) permit any increase in rent other than pre-established increases set forth in the lease; (iv) the original term of such lease is not less than 15 years; (v) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (vi) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

      (ss) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Originator, as servicer of the Mortgage Loan, for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of three (3) years. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) prior to the loan's origination, the borrower agreed to such prepayment penalty in exchange for a monetary benefit, including but not limited to a rate or fee reduction,
(ii) originator has available programs that offered the option of obtaining a mortgage loan that did not require payment of such a prepayment penalty and prior to the Mortgage Loan's origination, the Mortgage Loan was available to the Mortgagor with and without the prepayment penalty, (iii) the prepayment penalty was disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment penalty in any instance when the mortgage debt is accelerated as the result of the borrower's default in making the loan payments;

      (tt) Predatory Lending Regulations. None of the Mortgage Loans are (i) covered by the Home Ownership and Equity Protection Act of 1994 as amended or
(ii) in violation of, or classified as "high cost", "threshold," "covered" or "predatory" loans under, any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

      (uu) Single-Premium Credit Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance or acquire single-premium credit insurance policies; No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

      (vv) Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to the Purchaser;

      (ww) Qualified Mortgage. Each Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

      (xx) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust;

      (yy) Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Originator, or is in the process of being recorded;

      (zz) Credit Scores. Except as permitted by the Underwriting Guidelines, each Mortgagor has a non-zero credit score;

      (aaa) Compliance with Anti-Money Laundering Laws. The Originator has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); to the extent required to comply with the Anti-Money Laundering Laws, as of the Closing Date, the Originator has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

      (bbb) Georgia Fair Lending Act. There is no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003 that is a "high cost home loan" as defined under the Georgia Fair Lending Act;

      (ccc) New York State Banking Law. There is no Mortgage Loan that (a) is secured by property located in the State of New York; (b) had an original principal balance of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which loan equal or exceed either the annual percentage rate or the points and fees threshold for "high-cost home loans," as defined in Section 6-L of the New York State Banking Law;

      (ddd) New Jersey Mortgage Loans. All Mortgage Loans originated in New Jersey on or after November 27, 2003 are ratable by Standard & Poor's, Fitch Ratings and Moody's;

      (eee) New Mexico Mortgage Loans. There is no Mortgage Loan that was originated on or after January 1, 2004, and is a "high-cost" loan subject to the New Mexico Home Loan Protection Act.

      (fff) MERS Designations. With respect to each MERS Designated Mortgage Loan, the Originator has designated the Custodian as the Investor and no Person is listed as Interim Funder on the MERS(R) System;

      (ggg) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement and the Pooling and Servicing Agreement, have been delivered to the Trust Administrator in its capacity as Custodian all in compliance with the specific requirements of this Agreement and the Pooling and Servicing Agreement;

      (hhh) Reports. On or prior to the Closing Date, the Originator has provided the Custodian and the Purchaser with a MERS Report listing the Custodian as the Investor with respect to each MERS Designated Mortgage Loan;

      (iii) Payoffs. No Mortgage Loans prepaid in full prior to the Closing
Date;

      (jjj) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Originator to the

Purchaser, the Originator has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Originator shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Originator has or has caused the related servicer to, for each Mortgage Loan, fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

      (kkk) Origination Practices. Each Mortgagor was assigned the highest credit grade available with respect to a mortgage loan product offered by such Mortgage Loan's originator, taking into account the credit history, debt to income ratio and loan requirement of such Mortgagor; and

      (lll) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in Appendix E of the Standard & Poor's Glossary For File Format For LEVELS(R) Version 5.6 Revised (attached hereto as Exhibit B).

      II. The Originator hereby further represents and warrants to the Purchaser, with respect to each Group I Mortgage Loan as of the Closing Date or as of such other date specifically provided herein (except that with respect to any Qualified Substitute Mortgage Loan such representations and warranties shall be as of the date of substitution and made by the Originator), that:

            (a) Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae's Selling Guide;

            (b) No Mortgage Loan is a "High-Cost Home Loan" as defined in the Arkansas Home Loan Protection Act effective July 16, 2003 (Act 1340 of
2003);

            (c) No Mortgage Loan is a "High-Cost Home Loan" as defined in the Kentucky high-cost home loan statute effective June 24, 2003 (Ky. Rev. Stat.
Section 360.100);

            (d) No Mortgage Loan is a "High-Cost Home Loan" as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B-22 et seq.);

            (e) No Mortgage Loan is a "High-Cost Home Loan" as defined in the New Mexico Home Loan Protection Act effective January 1, 2004 (N.M. Stat. Ann. Sections 58-21A-1 et seq.);

            (f) No Mortgage Loan is a "High-Risk Home Loan" as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004 (815 Ill. Comp. Stat. 137/1 et seq.);

            (g) Each Mortgagor was assigned the highest credit grade available with respect to a mortgage loan product offered by such Mortgage Loan's originator, taking into account the credit history, debt to income ratio and loan requirement of such Mortgagor;

            (h) The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the borrower's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology is designed to determine that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

            (i) All points and fees related to each Mortgage Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. Except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no borrower was charged "points and fees" (whether or not financed) in an amount greater than 5% of the principal amount of such loan, such 5% limitation is calculated in accordance with Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae Selling Guide;

            (j) All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the borrower in accordance with applicable state and federal law and regulation; and

            (k) The Servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

                                    EXHIBIT B

                APPENDIX E OF THE STANDARD & POOR'S GLOSSARY FOR
                  FILE FORMAT FOR LEVELS(R) VERSION 5.6 REVISED

                              REVISED July 7, 2004

APPENDIX E - STANDARD & POOR'S ANTI-PREDATORY LENDING CATEGORIZATION

Standard & Poor's has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor's High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

                                                                                                   Category under
                                   Name of Anti-Predatory Lending                                 Applicable Anti-
 State/Jurisdiction                      Law/Effective Date                                     Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------------------
Arkansas                 Arkansas Home Loan Protection Act, Ark. Code Ann. sections     High Cost Home Loan
                         23-53-101 et seq.

                         Effective July 16, 2003

Cleveland Heights, OH    Ordinance No. 72-2003 (PSH), Mun. Code sections                Covered Loan
                         757.01 et seq.

                         Effective June 2, 2003

Colorado                 Consumer Equity Protection, Colo. Stat. Ann.sections           Covered Loan
                         5-3.5-101 et seq.

                         Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002

Connecticut              Connecticut Abusive Home Loan Lending Practices Act,           High Cost Home Loan
                         Conn. Gen. Stat.sections 36a-746 et seq.

                         Effective October 1, 2001

District of Columbia     Home Loan Protection Act, D.C. Codes sections 26-1151.01       Covered Loan
                         et seq.

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

                                                                                                   Category under
                                    Name of Anti-Predatory Lending                                 Applicable Anti-
 State/Jurisdiction                      Law/Effective Date                                     Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------------------
                         Effective for loans closed on or after January 28, 2003

Florida                  Fair Lending Act, Fla. Stat. Ann sections 494.0078 et seq.     High Cost Home Loan

                         Effective October 2, 2002

Georgia (Oct. 1,         Georgia Fair Lending Act, Ga. Code Ann. sections 7-6A-1        High Cost Home Loan
2002 - Mar. 6, 2003)     et seq.

                         Effective October 1, 2002 - March 6, 2003

Georgia as amended       Georgia Fair Lending Act, Ga. Code Ann sections 7-6A-1         High Cost Home Loan
(Mar. 7, 2003 -          et seq.
current)
                         Effective for loans closed on or after March 7, 2003

HOEPA Section 32         Home Ownership and Equity Protection Act of 1994, 15           High Cost Loan
                         U.S.C. section 1639, 12 C.F.R. sections 226.32 and 226.34

                         Effective October 1, 1995, amendments October 1, 2002

Illinois                 High Risk Home Loan Act, Ill. Comp. Stat. tit. 815,            High Risk Home Loan
                         sections 137/5 et seq.

                         Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May
                         14, 2001)

Kansas                   Consumer Credit Code, Kan. Stat. Ann sections 16a-1-101 et     High Loan to Value Consumer Loan
                         seq.                                                           (id. section 16a-3-207) and;

                         Sections 16a-1-301 and 16a-3-207 became effective              High APR Consumer Loan (id. section
                         April 14, 1999; Section 16a-3-308a became effective            16a-3-308a)
                         July 1, 1999

Kentucky                 2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat.     High Cost Home Loan
                         sections 360.100 et seq.

                         Effective June 24, 2003

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

                                                                                                   Category under
                                   Name of Anti-Predatory Lending                                 Applicable Anti-
 State/Jurisdiction                      Law/Effective Date                                     Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------------------
Maine                    Truth in Lending, Me. Rev. Stat. tit. 9-A, sections            High Rate High Fee Mortgage
                         8-101 et seq.

                         Effective September 29, 1995 and as amended from time to time

Massachusetts            Part 40 and Part 32, 209 C.M.R. section 32.00 et seq.          High Cost Home Loan
                         and 209 C.M.R. sections 40.01 et seq.

                         Effective March 22, 2001 and amended from time to time

Nevada                   Assembly Bill No. 284, Nev. Rev. Stat. sections 598D.010       Home Loan
                         et seq.

                         Effective October 1, 2003

New Jersey               New Jersey Home Ownership Security Act of 2002, N.J. Rev.      High Cost Home Loan
                         Stat. sections 46:10B-22 et seq.

                         Effective for loans closed on or after November 27, 2003

New Mexico               Home Loan Protection Act, N.M. Rev. Stat. sections             High Cost Home Loan
                         58-21A-1 et seq.

                         Effective as of January 1, 2004; Revised as of February
                         26, 2004

New York                 N.Y. Banking Law Article 6-l                                   High Cost Home Loan

                         Effective for applications made on or after April 1, 2003

North Carolina           Restrictions and Limitations on High Cost Home Loans,          High Cost Home Loan
                         N.C. Gen. Stat. sections 24-1.1E et seq.

                         Effective July 1, 2000; amended October 1, 2003
                         (adding open-end lines of credit)

Ohio                     H.B. 386 (codified in various sections of the Ohio Code),      Covered Loan
                         Ohio Rev. Code Ann. sections 1349.25 et seq.

                         Effective May 24, 2002

STANDARD & POOR'S HIGH COST LOAN CATEGORIZATION

                                                                                                   Category under
                                   Name of Anti-Predatory Lending                                 Applicable Anti-
 State/Jurisdiction                      Law/Effective Date                                     Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------------------
Oklahoma                 Consumer Credit Code (codified in various sections of          Subsection 10 Mortgage
                         Title 14A)

                         Effective July 1, 2000; amended effective January 1, 2004

South Carolina           South Carolina High Cost and Consumer Home Loans Act,          High Cost Home Loan
                         S.C. Code Ann. sections 37-23-10 et seq.

                         Effective for loans taken on or after January 1, 2004

West Virginia            West Virginia Residential Mortgage Lender, Broker and          West Virginia Mortgage Loan Act Loan
                         Servicer Act, W. Va. Code Ann. sections 31-17-1 et seq.

                         Effective June 5, 2002

STANDARD & POOR'S COVERED LOAN CATEGORIZATION

                                                                                             Category under
                                    Name of Anti-Predatory Lending                          Applicable Anti-
 State/Jurisdiction                        Law/Effective Date                              Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------
Georgia (Oct. 1, 2002    Georgia Fair Lending Act, Ga. Code Ann. sections 7-6A-1        Covered Loan
- Mar 6,2003)

                         Effective October 1, 2002 - March 6, 2003

New Jersey               New Jersey Home Ownership Security Act of 2002, N.J. Rev.      Covered Home Loan
                         Stat. sections 46:10B-22 et seq.

                         Effective November 27, 2003 - July 5, 2004

STANDARD & POOR'S HOME LOAN CATEGORIZATION

                                                                                             Category under
                                     Name of Anti-Predatory Lending                         Applicable Anti-
 State/Jurisdiction                          Law/Effective Date                           Predatory Lending Law
---------------------    ----------------------------------------------------------     ------------------------
Georgia (Oct. 1, 2002    Georgia Fair Lending Act, Ga. Code Ann. sections 7-6A-1        Home Loan
- Mar 6,2003)

                         Effective October 1, 2002 - March 6, 2003

New Jersey               New Jersey Home Ownership Security Act of 2002, N.J.           Home Loan
                         Rev. Stat. sections 46:10B-22 et seq.

                         Effective for loans closed on or after November 27, 2003

New Mexico               Home Loan Protection Act, N.M. Rev. Stat. sections             Home Loan
                         58-21A-1 et seq.

                         Effective as of January 1, 2004; Revised as of February
                         26, 2004

North Carolina           Restrictions and Limitations on High Cost Home Loans,          Consumer Home Loan
                         N.C. Gen. Stat. sections 24-1.1E et seq.

                         Effective July 1, 2000; amended October 1, 2003
                         (adding open-end lines of credit)

South Carolina           South Carolina High Cost and Consumer Home Loans Act,          Consumer Home Loan
                         S.C. Code Ann. sections 37-23-10 et seq.

                         Effective for loans taken on or after January 1, 2004

                                                                      SCHEDULE A

                             MORTGAGE LOAN SCHEDULE

                      [One file with Trust Administrator]